                                                                    EXHIBIT 23.2


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Plan for Nonofficer Employees of The Williams Companies, Inc. of our report dated February 17, 2000, except for the matters described in the fourth and sixth paragraphs of Note 1, Note 11 and Note 22, as to which the date is June 9, 2000, with respect to the consolidated financial statements and schedules of The Williams Companies, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP


Tulsa, Oklahoma
December 12, 2000